                                                                    EXHIBIT 10.9

                       LIABILITY AND INDEMNITY AGREEMENT
                       ---------------------------------

     AGREEMENT (for convenience called "Liability and Indemnity Agreement") made as of the 28/th/ day of December, 1981, by and among Rubicon Inc. ("Rubicon"), a Louisiana corporation having its principal office at Geismar, Louisiana, Rubicon Chemicals Inc. ("RCI"), a Louisiana corporation having its principal office at Geismar, Louisiana, Imperial Chemical Industries PLC ("ICI PLC"), an English company having its registered office at Imperial Chemical House, Millbank, London SW1P 3JF, England, ICI American Holdings Inc. ("ICI"), a Delaware corporation and a wholly-owned subsidiary of ICI PLC, having its principal office at One Rollins Plaza, Wilmington, Delaware 19877, ICI Americas Inc. ("ICI-AM"), a Delaware corporation and a wholly-owned subsidiary of ICI, having its principal office at One Rollins Plaza, Wilmington, Delaware 19877, and UNIROYAL, Inc. ("Uniroyal"), a New Jersey corporation having its principal office at Benson Road, Middlebury, Connecticut 06749;

                                    WHEREAS:

     (1) Uniroyal (formerly named Untied States Rubber Company) and ICI PLC caused RCI to be formed in 1963 and thereafter, directly or indirectly, each owned 50% of RCI's capital stock until Uniroyal sold its 50% to ICI.

     (2) Pursuant to Agreements entered into in 1963 and 1964 RCI built and operated plants to manufacture toluene diisocyanate ("TDI"), diphenylamine ("DPA") and aniline.

     (3) RCI, ICI PLC and Uniroyal are parties to a Liability and Indemnity Agreement, dated May 7, 1964 ("the 1964 Agreement").

     (4) Pursuant to Agreements entered into in 1972, RCI built and operated a plant to manufacture diphenylmethane diisocyanate ("MDI").

     (5) RCI, ICI PLC and Uniroyal are parties to a Liability and Indemnity Agreement, dated April 1, 1972 ("the 1972 Agreement").

     (6) Pursuant to agreements entered into as of April 1, 1977, RCI constructed expansions of its facilities for the manufacture of aniline and DPA, its waste disposal capacity and certain of its Off-sites, and, upon Completion thereof, operated certain parts of its facilities to perform conversion services for ICI-AM and Uniroyal in accordance with an agreement, dated as of April 1, 1977 ("Original Operating Agreement") among RCI, ICI-AM and Uniroyal.

     (7) RCI, ICI PLC, ICI-AM and Uniroyal are the parties to a Liability and Indemnity Agreement, dated April 1, 1977 ("the 1977 Agreement").

     (8) In December 1981 RCI caused the formation of Rubicon and entered into a so-called Exchange Agreement, dated as of December 28, 1981, with Rubicon pursuant to which RCI transferred to Rubicon certain of its assets and liabilities and Rubicon issued to RCI 400,000 shares of its Class A and 400,000 shares of its Class B common stock and assumed certain liabilities of RCI.

     (9) On December 31, 1981 RCI distributed as dividends its 400,000 Class A shares of Rubicon's common stock to Uniroyal and its 400,000 Class B shares of Rubicon's common stock to ICI, which were then the respective owners of all of RCI's Class A and Class B common stock.

     (10) Pursuant to an agreement, dated as of December 28, 1981 ("Operating Agreement") among ICI-AM, Uniroyal, RCI and Rubicon, which amends and restates the Original Operating Agreement, Rubicon will operate certain parts of its facilities to perform conversion services for ICI-AM and Uniroyal, will operate certain facilities belonging to RCI for RCI and will operate certain parts of its facilities to perform other services for ICI-AM, Uniroyal and RCI.

     (11) In contemplation of such arrangements, the parties desire to provide certain allocations of liability among them which, in some instances, may not be consistent with findings or judgments rendered in litigation but which are consistent with what the parties consider to be their respective contractual rights and obligations.

     (12) In contemplation of such arrangements, the parties desire to supersede the 1977 Agreement and incorporate into this Agreement the allocation of liability among the parties on the terms and conditions hereinafter set forth, except that such supersession will apply solely and exclusively to liabilities which are based upon events occurring after the date of this Agreement.

     NOW, THEREFORE, for and in consideration of the covenants herein contained, the parties hereto, intending to be legally bound hereby, agree as follows.

                                 1. Definitions
                                    -----------

     1.1 All terms which are defined in the Operating Agreement and any Exhibit thereto are used in this Agreement as so defined.

     1.2 The words "Liability" and "Liabilities", when capitalized, shall mean those liabilities described in paragraphs 3.1, 3.2 and 3.3.

     1.3 The words "Other Parties", when capitalized, shall mean Uniroyal, ICI PLC, ICI, ICI-AM and RCI.

                      2. Supersession of Prior Agreements
                         --------------------------------

     2.1 The provisions of this Agreement will apply solely to Liabilities which are based upon events occurring after December 28, 1981. After that date, the provisions of this Agreement shall supersede the 1977 Agreement; provided, however, that such supersession shall not apply to any Liability which is based upon events occurring prior to such date; and the 1964 Agreement, the 1972 Agreement and the 1977 Agreement, as appropriate, shall continue in effect as to any such Liability.

                           3. Allocation of Liability
                              -----------------------

     3.1 Except as provided in paragraph 3.3, Rubicon shall defend each of the Other Parties at Rubicon's expense, using its best efforts, against all claims, suits, actions or proceedings of any kind, in which it is alleged that any or all of the Other Parties directly or indirectly controlled, owned, leased, designed, constructed, maintained, repaired, used or operated any of the facilities operated by Rubicon pursuant to the Operating Agreement or that any such party sold, furnished or supplied materials, chemicals, processes or machinery used at or by those facilities, or that any such party directly or indirectly produced, stored, handled or used any of the products at such facilities which were produced by those facilities or any of the materials or chemicals used in their production, or that any such party directly or indirectly violated any statute, ordinance, regulation, provision or rule of the federal, state, county, parish or municipal government in connection therewith. Rubicon shall defend notwithstanding the identity, status or standing of the person or entity asserting the claim, the theory of liability or the type of relief demanded, including penalties and fines, or the negligence or fault of any or all of the Other Parties, and Rubicon shall indemnify each of the Other Parties for any expense incurred (including investigation costs and attorneys' fees) and any payment made by them, or any of them, or on their behalf in settlement or in satisfaction of any judgment, award, decree, penalty or fine (insofar as permitted by law) notwithstanding the negligence of any or all of the Other Parties. To the extent that money damages are not involved, such as in an action for injunctive relief, Rubicon shall defend each of the Other Parties and indemnify them to the extent that it can reasonably do so.

     3.2 Rubicon shall defend each of the Other Parties at Rubicon's expense, using its best efforts, from all claims, suits, actions, or proceedings of any kind against them or any of them which involve personal injuries, illness or death to Rubicon employees occurring in the course of or arising out of their employment, notwithstanding the identity, status or standing of the claimant, petitioner or plaintiff, the theory of liability (including, but not limited to, negligence, implied and express warranty, strict tort liability, workers' compensation or OSHA regulation or rule), or the type of relief demanded (including penalties or fines) or the negligence or fault of any or all of the Other Parties, and Rubicon shall indemnify each of the Other Parties for any expense incurred (including investigation costs and attorneys' fees) and any payment made by them, or any of them, or on their behalf in settlement or in satisfaction of any judgment, award, decree, penalty or fine (insofar as permitted by law) notwithstanding the negligence of any or all of the Other Parties.

     3.3 Each of Uniroyal, ICI-AM and RCI, severally and not in solido, shall, at its expense, using its best efforts, defend Rubicon from all claims, suits, actions or proceedings of any kind against Rubicon, for personal injury or death, property damage or economic loss to anyone, caused by or resulting from products produced for it by Rubicon or caused or resulting from reliance upon a representation or warranty made at any time with respect thereto, but only if such injury, death, damage or loss occurs away from premises owned by or rented to Rubicon and after possession of such product has been relinquished by Rubicon, notwithstanding the identity, status or standing of the claimant, petitioner or plaintiff, the theory of liability (tort, contract or other) or the negligence or fault of Rubicon, and each of Uniroyal, ICI-AM and RCI, severally and not in solido, shall indemnify Rubicon for any expense incurred (including investigation costs and attorneys' fees) and any payment made by it or on its behalf in settlement or in satisfaction of any judgment, decree or award notwithstanding the negligence of Rubicon.

     3.4 If and to the extent that Rubicon fails for any reason effectively to defend and indemnify any or all of the Other Parties from any Liability referred to in paragraphs 3.1 and 3.2 and the Other Parties, or any of them, incur such Liability, then

          (i) if such Liability is caused by or results from the Aniline Facilities, benzene or any product produced by the Aniline Facilities, then ICI and ICI-AM, on the one hand, and Uniroyal, on the other hand, will, as between themselves, share the loss, cost or damage (including costs of defense) resulting form the Liability in the proportions of the percentage entitlements of Uniroyal and ICI-AM, respectively, to aniline;

          (ii) if such Liability is caused by or results from the DPA plant or DPA, Uniroyal will bear all of the loss, cost or damage (including costs of defense) resulting from the Liability;

          (iii) if such Liability is caused by or derived from the TDI plant, the MDI plant, the TDA/DNT plant, TDI, MDI, TDA or DNT, RCI and ICI will bear all of the loss, cost or damage (including costs of defense) resulting from the Liability; and

          (iv) is such Liability is caused by or results from other than as specified in (i), (ii) or (iii), ICI, ICI-AM and RCI, on the one hand, and Uniroyal, on the other hand, will, as between themselves, share the loss, cost or damage (including costs of defense) resulting from the Liability in the same proportions as the allocations Rubicon would have made to ICI-AM and RCI, on the one hand, and Uniroyal, on the other hand, in accordance with the provisions of the Operating Agreement, of the costs which would have been incurred by Rubicon as a result of such loss, cost or damage (including costs of defense) if Rubicon had defended and indemnified the Other Parties as provided in paragraphs 3.1 and 3.2.

                                  4. Insurance
                                     ---------

     4.1 Rubicon shall maintain the following insurances in force, in forms agreeable to both Uniroyal and ICI.

          a. Comprehensive general liability insurance with a limit of $50,000,000 or such other limit as may be agreed upon between Uniroyal and

     ICI from time to time. This insurance shall name the Other Parties as insureds but need not name such Other Parties with respect to Liabilities referred to in paragraph 3.3. The policy shall contain a severability of interests clause to cover each insured as through a separate policy had been issued to each and shall not exclude a Liability assumed by any insured under this Agreement.

     b.  Workers' compensation and employers liability insurance.

     c. Environmental impairment liability insurance, with limits as agreed upon by Uniroyal and ICI to the extent that such coverage is available on terms acceptable to Uniroyal and ICI.

     Rubicon shall annually review with Uniroyal and ICI the amounts and kinds of the above insurances to be carried in the ensuing period, and shall obtain such coverage as directed by Uniroyal and ICI.

                       5. Release of Certain Liabilities
                          ------------------------------

     5.1 ICI-AM and RCI, severally and in solido, Uniroyal and Rubicon hereby release each other, without limit as to amount, from all liability in respect of all casualty losses (whether caused by negligence or not), including loss of use arising therefrom, which could have been covered by policies of Fire and Extended Coverage Insurance and Boiler and Machinery Insurance.

     5.2 The provisions of this Section 5 are in addition to, and not a limitation of, the provisions of Section 3.

                             6. General Provisions
                                ------------------

     6.1 This Agreement shall continue in effect for as long as the Operating Agreement continues in effect; provided, however, that the rights and obligations set forth in this Agreement shall survive its termination as to any Liability which accrued prior thereto.

     6.2 This Agreement shall be binding upon and shall enure to the benefit of the Parties, their successors and permitted assigns. This Agreement may not be assigned by Rubicon. It shall be assigned by ICI PLC, ICI, ICI-AM and RCI or Uniroyal in and only in conjunction with an assignment of the Operating Agreement by ICI-AM and RCI or Uniroyal, as provided therein; provided, however, that the rights and obligations of the assignor set forth in this Agreement shall survive its assignment as to any Liability which accrued prior thereto.

     6.3 Failure of any party to insist, in any one or more instances, upon a strict performance of any of the terms of this Agreement or the waiver by any party of any term or right or any default of any other party hereunder will not be deemed or construed as a waiver or a relinquishment for the future of any such term, right or default.

     6.4 All questions relating to the validity, interpretation or performance of this Agreement shall be determined in accordance with the law of the State of Louisiana.

     6.5 This Agreement may be amended from time to time only by written instrument executed on behalf of Rubicon by its President when specifically authorized by its Board of Directors and duly executed by each of the Other Parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                              Rubicon Inc.

                              By: /s/ [Authorized Officer]


                              Rubicon Chemicals Inc.

                              By: /s/ [Authorized Officer]


                              Imperial Chemicals Industries PLC

                              By: /s/ [Authorized Officer]


                              ICI American Holdings Inc.

                              By: /s/ [Authorized Officer]


                              ICI Americas Inc.

                              By: /s/ [Authorized Officer]


                              UNIROYAL, Inc.

                              By: /s/ [Authorized Officer]